          CONTACTS: Media Inquiries
               Lin Cummins
               (248) 435-7112
     linda.cummins@arvinmeritor.com

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               Terry Huch

               (248) 435-9426

     terry.huch@arvinmeritor.com

ArvinMeritor Reports Fiscal Year 2008 and Fourth-Quarter Results

TROY, Mich. (Nov. 18, 2008) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its full fiscal year and fourth quarter ended Sept. 28, 2008.

Fiscal Year 2008 Highlights

•

Sales from continuing operations for fiscal year 2008 were $7.2 billion, up 11 percent compared to fiscal year 2007, due to strength in Europe and South America. This increase was four percent at constant exchange rates.

•	On a GAAP basis, net loss was $101 million, or a loss of $1.40 per diluted share, due to non-cash income tax charges of $183 million which the company incurred in the fourth quarter primarily to repatriate cash to the United States.

•	On a GAAP basis, loss per diluted share from continuing operations was $1.26 compared to $0.43 per diluted share in fiscal year 2007.

•	Earnings per share from continuing operations, before special items, were $1.60 per diluted share, compared to $0.53 per diluted share in fiscal year 2007 – in line with the company’s full fiscal year guidance provided throughout the year.

•	Free cash outflow (cash flow from operations, net of capital expenditures) of negative $9 million for the full fiscal year, significantly better than the forecasted range of negative $50 million to negative $100 million.

         “Our team executed well in fiscal year 2008,” said Chairman, CEO and President Chip McClure. “We increased margins by 1.8 percentage points, before special items, in our Commercial Vehicle Systems business by sharpening operational performance in all regions, and we achieved our targeted savings of $75 million in cost reductions through our global Performance Plus profit improvement program.

“Although commercial and light vehicle volumes in North America were down dramatically from fiscal year 2007, we increased revenue from customers in Europe, South America and Asia Pacific. We also achieved our strategic objectives to grow our military business through an intense and dedicated focus on customer requirements for ArvinMeritor’s drivetrain products. And, we successfully strengthened our aftermarket business through organic growth and two key acquisitions which position us for greater market penetration globally,” said McClure.

Fourth-Quarter Highlights

•	Fourth-quarter sales were $1.7 billion, up eight percent from the same period last year.

•	On a GAAP basis, net loss from continuing operations was $165 million, or a loss of $2.29 per diluted share, due to non-cash income tax charges of $183 million primarily to repatriate cash to the United States.

•	Fourth-quarter income from continuing operations, before special items, was $28 million, or $0.38 per diluted share, compared to a loss of $4 million, or $0.06 per diluted share in fiscal year 2007.

•	Free cash flow was positive $103 million in the fourth quarter.

Fourth-Quarter Results 2008

     For the fourth quarter of fiscal year 2008, ArvinMeritor posted sales of $1.7 billion, up eight percent from the same period last year. At constant exchange rates, sales were up three percent. This increase in sales was primarily due to higher volumes in military, off-highway and aftermarket products, and strong commercial vehicle production outside of North America. These items were offset by softness in the global light vehicle markets.

     Operating income in the fourth quarter of 2008 was $40 million, compared to a loss of $16 million in the fourth quarter of fiscal year 2007. Excluding special items, operating income was $52 million, compared to $8 million in the prior year’s fourth quarter.

     Income from continuing operations during the fourth quarter of fiscal year 2008, before special items, was $28 million, or $0.38 per diluted share, compared to a loss from continuing operations, before special items, of $4 million, or a loss of $0.06 per diluted share, a year ago. Favorable items that impacted fourth-quarter results in fiscal year 2008 were higher sales and operational improvements in supply chain management, application of lean fundamentals and direct material cost reduction programs.

     Special items included non-cash income tax charges, restructuring costs and costs associated with the planned separation of the company’s Light Vehicle Systems (LVS) business group. These items accounted for approximately $2.67 per diluted share of expense in the fourth quarter.

Fiscal-Year Accomplishments

“Our results in fiscal year 2008 indicate that we have improved our ability to consistently run leaner operations, produce highly-engineered products for our customers, execute acquisitions, and manage the business at a profitable level despite a longer than anticipated downturn in the North American Class 8 truck market,” said McClure.

Specific accomplishments in 2008 include:

•	Improved manufacturing performance through state-of-the-art technology across several of our core competencies, including advanced gear-cutting processes.

•	Accelerated engineering and development to meet strong demand for Mine Resistant Ambush Protected (MRAP) programs.

•	Grew U.S. aftermarket sales by six percent during a year in which the U.S. truck replacement part industry was down six percent from last year.

•	Achieved $75 million in cost reductions through various initiatives related to manufacturing performance, direct and indirect material optimization and overhead savings within the Performance Plus program.

•	Higher earnings, enhanced collections and credit management, and global inventory management favorably impacted cash flow in fiscal year 2008.

Cash and Liquidity

        ArvinMeritor had $497 million in available cash balances and an undrawn, available amount of $626 million under its revolving credit facility as of Sept. 30, 2008. There are no current covenant constraints that limit the availability of this facility. Also, as of Sept. 30, 2008, the company utilized $521 million in factoring and securitization facilities – $419 million of which are pursuant to recently renewed 364-day committed liquidity facilities that extend to September and October of 2009. The company has no significant long-term debt maturity due until 2012.

Light Vehicle Systems Transaction Update

        On Oct. 31, the company announced its plan to explore strategic alternatives for the LVS business. “Declining global market and credit conditions are the primary factors that have led us to expand our options for separating the LVS business group, excluding the Wheels business located in South America and Mexico,” said McClure. “After a comprehensive review of those options, we have determined that a sale will be our primary focus.”

        J.P. Morgan is the company’s financial advisor related to the separation of the business.

2009 Priorities

        “The work we did to strengthen the company in 2008 enables us to respond more quickly and efficiently to the deteriorating markets we are now anticipating in fiscal year 2009,” said McClure. “We have defined five key priorities that we will diligently focus on this year.” The five priorities include:

•	Accelerate restructuring and cost reductions

•	Improve operational performance in all areas

•	Complete the separation of the light vehicle business, excluding wheels

•	Expand high-margin segments

•	Strengthen our product and technology position

Outlook for 2009

ArvinMeritor’s forecast for North American Class 8 truck production is in the range of 200,000 to 220,000 units in calendar year 2009, approximately the same as in 2008. The company’s forecast for heavy and medium truck volumes in Western Europe is in the range of 400,000 to 450,000 units, down approximately 25 percent from fiscal year 2008.

The company’s fiscal year 2009 financial guidance is for expected continuing operations – which includes ArvinMeritor’s commercial vehicle systems and wheels businesses. ArvinMeritor expects the remaining LVS businesses to be separated during 2009. The LVS outlook continues to be weak and may negatively affect the company’s overall financial condition and GAAP results of operations until the point of sale.

Sales for fiscal year 2009 are forecasted to be in the range of $4.9 billion to $5.2 billion. The company expects earnings per diluted share, excluding special items, to be in the range of $0.80 to $1.00. ArvinMeritor anticipates free cash flow for the fiscal year to be approximately breakeven.

Full-year expectations include approximately $50 million in savings from the company’s Performance Plus profit improvement program which is now focused on ArvinMeritor’s European operations, and $80 million associated with restructuring and cost reduction actions announced on Oct. 31, 2008.

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com/.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to the planned separation of ArvinMeritor’s LVS business, including the timing and certainty of completion of any transaction, the terms upon which any purchase and sale agreement may be entered into and whether closing conditions (some of which may not be within the company’s control) will be met. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); whether our liquidity will be affected by declining vehicle production volumes in the future; availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

    In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding income or loss from continuing operations, diluted earnings per share and operating income before special items, which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share, and operating income or loss plus or minus special items. Other non-GAAP financial measures include “EBITDA,” and “free cash flow.” EBITDA is defined as income or loss from continuing operations before interest, income taxes, depreciation and amortization and loss on sale of receivables. We use EBITDA as the primary basis to evaluate the performance of each of our reportable segments. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance and entity valuation; and free cash flow is useful in analyzing the company’s ability to service and repay its debt. Further, management uses these non-GAAP measures for planning and forecasting in future periods.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

   Set forth on the following pages are reconciliations of these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Fourth-Quarter Results Conference Call

        The company will host a telephone conference call and Web cast to discuss the company’s fiscal year 2008 fourth-quarter and full year financial results on Tuesday, Nov. 18, 2008, at 9 a.m. (ET). To participate, call (888) 680-0890 ten minutes prior to the start of the call.  Please reference participant Passcode 68102365 when dialing in. Investors can also listen to the conference call in real time — or the recorded version for seven days afterward— by visiting www.arvinmeritor.com.

A replay of the call will be available from 11 a.m. on Nov. 18, to 11:59 p.m. on Nov. 25, by calling (888) 286-8010 within the United States, or (617) 801-6888, from anywhere else in the world.  Please refer to replay Passcode 57935672.

To access the listen-only audio Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and select the Web cast link from the home page or the investor page.

ARVINMERITOR, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, In millions, except per share amounts)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales	$1,720	$1,592	$7,167	$6,449
Cost of sales	(1,560)	(1,483)	(6,514)	(5,957)
GROSS MARGIN	160	109	653	492
Selling, general and administrative	(117)	(114)	(444)	(379)
Restructuring costs	(1)	(10)	(20)	(71)
Other income (expense), net	(2)	(1)	(3)	11
OPERATING INCOME (LOSS)	40	(16)	186	53
Equity in earnings of affiliates	9	10	38	34
Interest expense, net	(17)	(22)	(83)	(110)
INCOME (LOSS) BEFORE INCOME TAXES	32	(28)	141	(23)
Benefit (provision) for income taxes	(196)	10	(217)	8
Minority interests	(1)	(5)	(15)	(15)
LOSS FROM CONTINUING OPERATIONS	(165)	(23)	(91)	(30)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	12	(39)	(10)	(189)
NET LOSS	$(153)	$(62)	$(101)	$(219)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(2.29)	$(0.32)	$(1.26)	$(0.43)
Discontinued operations	0.17	(0.54)	(0.14)	(2.68)
Diluted loss per share	$(2.12)	$(0.86)	$(1.40)	$(3.11)

Diluted average common shares outstanding	72.2	71.7	72.1	70.5

ARVINMERITOR, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited, In millions)

	September 30,	September 30,
	2008	2007
ASSETS:
Cash and cash equivalents	$497	$409
Receivables, trade and other, net	1,114	1,223
Inventories	623	541
Other current assets	218	216
Net property	775	738
Goodwill	522	520
Other assets	925	1,142
TOTAL ASSETS	$4,674	$4,789

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term debt	$240	$18
Accounts payable	1,287	1,342
Other current liabilities	610	719
Long-term debt	1,063	1,130
Retirement benefits	690	763
Other liabilities	247	209
Minority interests	75	65
Shareowners' equity	462	543
TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$4,674	$4,789

ARVINMERITOR, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION

(Unaudited, In millions)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales:
Commercial Vehicle Systems	$1,191	$1,035	$4,819	$4,205
Light Vehicle Systems	529	557	2,348	2,244
Total sales	$1,720	$1,592	$7,167	$6,449
EBITDA:
Commercial Vehicle Systems	$99	$35	$355	$221
Light Vehicle Systems	17	2	61	36
Total Segment EBITDA	116	37	416	257
Unallocated Corporate Costs	(22)	(3)	(40)	(11)
ET Corporate Allocations	—	(9)	—	(36)
Total EBITDA	94	25	376	210
Loss on Sale of Receivables	(7)	(3)	(22)	(9)
Depreciation and Amortization	(39)	(33)	(145)	(129)
Interest Expense, Net	(17)	(22)	(83)	(110)
Benefit (Provision) for Income Taxes	(196)	10	(217)	8
Loss from Continuing Operations	$(165)	$(23)	$(91)	$(30)

ARVINMERITOR, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, In millions)

	Twelve Months Ended September 30,
	2008	2007
OPERATING ACTIVITIES
Loss from continuing operations	$(91)	$(30)
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	145	129
Gain on divestitures	—	(3)
Adjustment to impairment reserves, net	—	(10)
Deferred income tax expense (benefit)	109	(36)
Restructuring costs, net of payments	(23)	39
Loss on debt extinguishment	3	6
Pension and retiree medical expense	105	129
Other adjustments to loss from continuing operations, net	—	16
Pension and retiree medical contributions	(82)	(202)
Proceeds from termination of interest rate swaps	28	—
Changes in off-balance sheet receivable securitization and factoring	125	139
Changes in assets and liabilities	(144)	3
Cash flows provided by continuing operations	175	180
Cash flows used for discontinued operations, net	(12)	(144)
CASH PROVIDED BY OPERATING ACTIVITIES	163	36
INVESTING ACTIVITIES
Capital expenditures	(172)	(120)
Acquisitions of businesses and investments, net of cash acquired	(57)	(2)
Proceeds from disposition of property and businesses	9	14
Proceeds from investments and marketable securities	5	5
Net investing cash flows provided by discontinued operations	55	199
CASH PROVIDED BY (USED FOR) BY INVESTING ACTIVITIES	(160)	96
FINANCING ACTIVITIES
Borrowings on accounts receivable securitization program	111	(40)
Issuance of convertible notes	—	200
Repayment of notes and term loan	(5)	(249)
Borrowings on lines of credit and other, net	26	3
Net change in debt	132	(86)
Debt issuance and extinguishment costs	(6)	(10)
Proceeds from exercise of stock options	—	28
Cash dividends	(29)	(29)
Other financing activities	—	(1)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	97	(98)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	(12)	25
CHANGE IN CASH AND CASH EQUIVALENTS	88	59
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	409	350
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$497	$409

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION
Non-GAAP

(Unaudited, in millions except per share amounts)

			Spin-Off	Non-Cash		Q4 FY 08
	Q4 FY 08		Transaction	Income Tax		Before
	Reported	Restructuring	Costs	Charges	Tax Impact	Special Items
Sales	$1,720	$—	$—	$—	$—	$1,720
Gross Margin	160	—	—	—	—	160
Operating Income	40	1	11	—	—	52
Income (Loss) from Continuing Operations	(165)	1	7	183	2	28
Diluted Earnings (Loss) Per Share – Continuing Operations	$(2.29)	$0.01	$0.10	$2.53	0.03	$0.38

Segment EBITDA:
Commercial Vehicle Systems	$99	$(1)	$—	$—	$—	$98
Light Vehicle Systems	17	2	—	—	—	19
Total Segment EBITDA	$116	$1	$—	$—	$—	$117

Segment EBITDA Margins
Commercial Vehicle Systems	8.3%					8.2%
Light Vehicle Systems	3.2%					3.6%
Total Segment EBITDA Margins	6.7%					6.8%

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION
Non-GAAP

(Unaudited, in millions except per share amounts)

	Q4 FY 07				Q4 FY 07 Before
	Reported	Restructuring	Other (1)	Income Taxes	Special Items
Sales	$1,592	$—	$—	$—	$1,592
Gross Margin	109	—	9	—	118
Operating Income	(16)	10	14	—	8
Income (Loss) from Continuing Operations	(23)	6	9	4	(4)
Diluted Earnings (Loss) Per Share – Continuing Operations	$(0.32)	$0.08	$0.12	$0.06	$(0.06)

Segment EBITDA:
Commercial Vehicle Systems	$35	$1	$9	$—	$45
Light Vehicle Systems	2	8	3	—	13
Total Segment EBITDA	$37	$9	$12	$—	$58

Segment EBITDA Margins
Commercial Vehicle Systems	3.4%				4.3%
Light Vehicle Systems	0.4%				2.3%
Total Segment EBITDA Margins	2.3%				3.6%

(1) Other includes costs associated with product disruptions, supplier reorganizations, environmental remediation and other.

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION
Non-GAAP

(Unaudited, in millions except per share amounts)

			Spin-Off	Non-Cash	YTD FY 08
	YTD FY 08		Transaction	Income Tax	Before Special
	Reported	Restructuring	Costs	Charges	Items
Sales	$7,167	$—	$—	$—	$7,167
Gross Margin	653	—	—	—	653
Operating Income	186	20	17	—	223
Income (Loss) from Continuing Operations	(91)	14	11	183	117
Diluted Earnings (Loss) Per Share – Continuing Operations	$(1.26)	$0.19	$0.16	$2.51	$1.60

Segment EBITDA:
Commercial Vehicle Systems	$355	$(1)	$—	$—	$354
Light Vehicle Systems	61	20	—	—	81
Total Segment EBITDA	$416	$19	$—	$—	$435

Segment EBITDA Margins
Commercial Vehicle Systems	7.4%				7.3%
Light Vehicle Systems	2.6%				3.4%
Total Segment EBITDA Margins	5.8%				6.1%

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION
Non-GAAP

(Unaudited, in millions except per share amounts)

		Ride Control					YTD FY 07
	YTD FY 07	Fair Value			Debt	Income	Before
	Reported	Adjustment	Restructuring	Other (1)	Extinguishment	Taxes	Special Items
Sales	$6,449	$—	$—	$—	$—	$—	$6,449
Gross Margin	492	—	—	7	—	—	499
Operating Income	53	(10)	71	12	—	—	126
Income (Loss) from Continuing Operations	(30)	(6)	44	8	4	18	38
Diluted Earnings (Loss) Per Share – Continuing Operations	$(0.43)	$(0.08)	$0.62	$0.11	$0.05	$0.26	$0.53

Segment EBITDA:
Commercial Vehicle Systems	$221	$—	$11	$—	$—	$—	$232
Light Vehicle Systems	36	(12)	54	12	—	—	90
Total Segment EBITDA	$257	$(12)	$65	$12	$—	$—	$322

Segment EBITDA Margins
Commercial Vehicle Systems	5.3%						5.5%
Light Vehicle Systems	1.6%						4.0%
Total Segment EBITDA Margins	4.0%						5.0%

(1) Other includes costs associated with product disruptions, supplier reorganizations, environmental remediation and other.

ARVINMERITOR, INC.

EBITDA BEFORE SPECIAL ITEMS RECONCILIATION
Non-GAAP

(Unaudited, in millions)

	Twelve Months Ended September 30,
	2008	2007

Total EBITDA - Before Special Items	$413	$281
Restructuring Costs	(20)	(71)
Spin-Off Transaction Costs	(17)	—
Adjustment to Impairment Reserves	—	12
Other (1)	—	(12)
Loss on Sale of Receivables	(22)	(9)
Depreciation and Amortization	(145)	(129)
Interest Expense, Net	(83)	(110)
Benefit (Provision) for Income Taxes	(217)	8
Loss From Continuing Operations	$(91)	$(30)

(1)	In fiscal year 2007, Other includes costs associated with product disruptions, supplier reorganizations, environmental remediation and other.

ARVINMERITOR, INC.

FREE CASH FLOW - RECONCILIATION

Non-GAAP

(Unaudited, in millions)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Cash flows provided by continuing operations	$152	$252	$175	$180
Cash expenditures of continued operations	(54)	(48)	(172)	(120)
Free cash flow - continuing operations	98	204	3	60

Cash flows provided by (used for) discontinued operations	5	(26)	(12)	(144)
Capital expenditures of discontinued operations	—	—	—	(29)
Free cash flow - discontinued operations	5	(26)	(12)	(173)

Free cash flow – full company	$103	$178	$(9)	$(113)